Exhibit 21.1

SUBSIDIARIES

The following table sets forth our subsidiaries in which we had a direct or an indirect interest of at least 25% as of December 31, 2006:

Company Name	Place of Incorporation	Ownership Interest
Subsidiaries:
HNS Participações e Empreendimentos Ltda.	Brazil	100%
HNS Américas Comunicações Ltda.	Brazil	100%
Hughes Telecomunicações do Brasil Ltda.	Brazil	99.99%
Hughes Network Systems (Beijing) Co., Ltd.	China	100%
Shanghai Hughes Network Systems	China	51%
HNS Finance Corp.	Delaware	100%
Hughes Network Systems International Service Company	Delaware	100%
HNS-India VSAT, Inc.	Delaware	100%
HNS-Shanghai, Inc.	Delaware	100%
HNS License Sub, LLC	Delaware	100%
HNS Real Estate, LLC	Delaware	100%
Hughes Network Systems GmbH	Germany	100%
Hughes Network Systems Limited	Hong Kong	100%
Hughes Communications India Limited(1)	India	71.54%
Hughes Network Systems India Limited	India	99.99%
P.T. Hughes Network Systems Indonesia	Indonesia	100%
Hughes Network Systems S.r.L.	Italy	100%
HNS Mauritius Ltd.	Mauritius	100%
HNS de México S.A. de C.V.	México	100%
Hughes Network Systems Europe Limited	United Kingdom	100%
Hughes Network Systems Limited	United Kingdom	100%
HNS License Sub Limited	United Kingdom	100%

(1)

Our ownership interest in Hughes Communications India Limited of 71.54% consists of 49% owned indirectly through our wholly owned subsidiary, HNS-India VSAT, Inc.; 11.27% owned indirectly through our subsidiary, Hughes Network Systems India Limited; and 11.27% owned indirectly through Escorts Motors Limited, in which we own 49%.